EXHIBIT 4.1

Warrant No. __-____	Number of Shares: ________
(subject to adjustment)
Date of Issuance: ____________

LUCAS ENERGY, INC.

FORM OF COMMON STOCK PURCHASE WARRANT

Lucas Energy, Inc., a Nevada corporation (the “Company”), for value received, hereby certifies that [__________________], or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, in whole or in part, at any time and from time to time on or after the Date of Issuance on or before ____:00 p.m., New York time, on _________, 2019 and shall be void thereafter (the “Exercise Period”), [_________] shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), at an exercise price of $1.00 per share.  The shares purchasable upon exercise of this warrant (“Warrant”) and the exercise price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Exercise Price,” respectively.

1.           Exercise.

(a)           This Warrant may be exercised by the Registered Holder, in whole or in part, at any time and from time to time, by submitting a purchase form appended hereto as Exhibit A duly executed and completed by the Registered Holder or by the Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate by notice in writing to the Registered Holder, accompanied by either (i) cash or certified cashier’s check payable to the Company (or wire transfer of immediately available funds), in lawful money of the United States, of the Exercise Price payable in respect of the number of Warrant Shares purchased upon such exercise (the “Aggregate Exercise Price”); or (ii) if permitted by the Company or if the Warrant Shares issuable upon exercise of the Warrant have not been registered under the Securities Act of 1933, as amended, a written notice to the Company that the Registered Holder is exercising this Warrant on a “cashless” exercise basis by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon such exercise of the Warrant which when multiplied by the Fair Market Value (as defined in Section 3 hereof) of the Common Stock is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant). Notwithstanding anything herein to the contrary, the Registered Holder shall not be required to physically surrender this Warrant to the Company until the Registered Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Registered Holder shall surrender this Warrant to the Company for cancellation within three (3) business days of the date the final purchase form is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Registered Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any purchase form within one (1) business day of receipt of such notice. The Registered Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)           Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the applicable purchase form shall have been surrendered to the Company as provided in subsection 1(a) above (the “Exercise Date”).  At such time (subject only to the Company’s right to object to any purchase form as described in Section 1(a) above), the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c)           Within three (3) days after the date of exercise of this Warrant, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or such person as the Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involving the issuance and delivery of any such certificate upon exercise in a name other than that of the Registered Holder.  Notwithstanding the foregoing, the Registered Holder shall be solely responsible for any income taxes payable and arising from the issuance or exercise of this Warrant, or any ad valorem property or intangible tax assessed against the Registered Holder.

(d)           The Company shall use its best efforts to assist and cooperate with any Registered Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(e)           Notwithstanding any other provision of this Warrant, if the exercise of all or any portion of this Warrant is to be made in connection with a registered public offering, a sale of the Company or any other transaction or event, such exercise may, at the election of the Registered Holder, be conditioned upon consummation of such transaction or event in which case such exercise shall not be deemed effective until the consummation of such transaction or event.

(f)           Exercise Limitations. Notwithstanding any other provision of this Warrant, the exercise of the Warrant shall be subject to the following limitations:

(i)           Share Cap. This Warrant is one of a series of Warrants issued by the Company, all dated the date hereof and of like tenor, except as to the number of shares of Common Stock subject thereto (collectively, the “Company Warrants” and collectively all of the Registered Holders of such Company Warrants, the “Registered Holders”). The aggregate number of shares of Common Stock issued upon exercise of the Company Warrants at an Exercise Price less than the greater of the book or market value (as determined in accordance with the rules and regulations of the NYSE MKT) of the Common Stock on the Date of Issuance, when added together with the 3,333,333 shares of Common Stock issued by the Company in the transaction pursuant to which this Warrant was first issued on April [__], 2014, may not exceed 19.99% of the Company’s 29,991,283 shares outstanding on April [__], 2014 (the “Share Cap”). No shares of Common Stock issuable upon exercise of the Warrant shall be issuable, to the extent that after giving effect to the exercise, the Company would exceed the Share Cap; provided, however, that so long as additional Company Warrants remain unexercised, the Warrant shall not be exercised to purchase a number of shares of Common Stock in excess of the Warrant’s pro rata share of the Share Cap.

(ii)           Exercise Lock-up Period. The Registered Holder will not, for a period commencing on the Date of Issuance and ending one hundred and eighty (180) days after the Date of Issuance, exercise this Warrant (the “Exercise Lock-up Period”). No waiver or amendment of the Exercise Lock-up Period shall be effective until sixty five (65) days after the date of such amendment or the granting of such waiver. Notwithstanding the foregoing, upon the occurrence of any Organic Change (as defined in subsection 2(e)), the Exercise Lock-up Period shall not apply and the Warrant shall become immediately exercisable.

2.           Adjustments.  In order to prevent dilution of the rights granted under this Warrant and to grant the Registered Holder certain additional rights, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2 and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Section 2.

(a)           Adjustment for Stock Splits and Combinations.  If the Company shall at any time after the date on which this Warrant was first issued (the “Original Issue Date”) while this Warrant remains outstanding and unexpired in whole or in part, effect a subdivision (by any stock split or otherwise) of the outstanding Common Stock into a greater number of shares, the Exercise Price in effect immediately before that subdivision shall be proportionately decreased and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately increased.  Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine (by reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately before the combination shall be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately decreased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective

(b)           Adjustment for Certain Dividends and Distributions.  In the event the Company at any time, or from time to time after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Exercise Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction:

(i)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c)           Adjustment for Reclassification, Exchange and Substitution.  If at any time after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part, the Common Stock issuable upon exercise of this Warrant is changed into the same or a different number of shares of any class or classes of stock, this Warrant will thereafter represent the right to acquire such number and kind of securities as would have been issuable as a result of exercise of this Warrant and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment in this Section 2.

(d)           Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company and/or cash and other property which the Registered Holder would have been entitled to receive had this Warrant been exercised into Common Stock on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e)           Adjustment for Mergers or Reorganizations, etc. Any reorganization, recapitalization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction involving the Company (except for Company Combinations as described in Section 2(g), below) in which the Common Stock is converted into or exchanged for securities, cash or other property while this Warrant remains outstanding and unexpired in whole or in part (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) is referred to herein as an “Organic Change”. Prior to the consummation of any such Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants then remaining outstanding and unexpired) to ensure that the Registered Holder shall have the right to receive, in lieu of or in addition to (as the case may be) such shares of Common Stock immediately acquirable and receivable upon exercise of this Warrant, the kind and amount of securities, cash or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately acquirable and receivable upon exercise of this Warrant had such Organic Change not taken place.  In such case, appropriate adjustment (in form and substance satisfactory to the Registered Holders of the Warrants then remaining outstanding and unexpired) shall be made with respect to the Registered Holder’s rights and interests to ensure that the provisions of this Section 2 shall thereafter be applicable to the Warrants (including, in the case of any Organic Change where the successor entity or purchasing entity is other than the Company, an immediate reduction to the Exercise Price to the value of the Common Stock reflected by the terms of the Organic Change and a corresponding increase in the number of shares of Common Stock acquirable and receivable upon exercise of this Warrant, if the value so reflected is less than the Exercise Price then in effect immediately prior to such Organic Change).  The Company shall not effect any reorganization, recapitalization, consolidation or merger unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from the consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of the Warrants then remaining outstanding and unexpired) the obligation to deliver to each Registered Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire; provided, that any assumption shall not relieve the Company of its obligations hereunder.

(f)           Adjustments to the Conversion Prices for Certain Dilutive Issuances.

(i)           Special Definitions.  For purposes of this Section 2(f), the following definitions apply:

(A)           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 2(f)(iii), deemed to be issued) by the Company after the Original Issue Date other than shares of Common Stock issued or issuable:

(1)           to officers, directors, consultants or employees of the Company pursuant to stock option or stock purchase plans or agreements on terms approved by the Company’s Board of Directors (the “Board of Directors”), subject to adjustment for all subdivisions and combinations;

(2)           in connection with the re-negotiation, modification, extension or re-pricing of debt of the Company outstanding on the Original Issue Date, subject to the prior written approval of Registered Holder; or

(3)           for which adjustment of the Exercise Price is made pursuant to Section 2(f)(iv).

(B)           “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

(C)           “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(ii)           No Adjustment of Exercise Price.  Any provision herein to the contrary notwithstanding, no adjustment to the Exercise Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 2(f)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Exercise Price in effect on the date of, and immediately prior to, such issue.

(iii)           Deemed Issuance of Additional Shares of Common Stock.  In the event the Company at any time or from time to time after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)           no further adjustments to the Exercise Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Exercise Price shall effect Common Stock previously issued upon conversion of the Company’s preferred stock); and

(C)           no readjustment pursuant to clause (A) or (B) above shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (a) the Exercise Price on the original adjustment date or (b) the Exercise Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv)           Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock.

(A)           Adjustments within one year after the Original Issue Date. In the event the Company at any time within one year after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2(f)(iii)) without consideration or for consideration per share less than the Exercise Price in effect on the date of and immediately prior to such issue, then and in such event, the Exercise Price shall be reduced, concurrently with such issue, to the lowest price per share for which any one Additional Share has been issued.  For purposes of this paragraph, the “lowest price per share for which any one Additional Share has been issued” shall be equal to the sum of the lowest amount of consideration (but not less than $.01) received or receivable by the Company with respect to any one Additional Share.

(B)           Adjustments one year after the Original Issue Date. In the event the Company at any time one year after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2(f)(iii)) without consideration or for consideration per share less than the Exercise Price in effect on the date of and immediately prior to such issue, then the Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Exercise Price then in effect, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Exercise Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.  For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all Convertible Securities had been fully converted into shares of Common Stock and any outstanding Options bearing an exercise price which is lower than the price at which the Additional Shares of Common Stock were issued had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v)           Determination of Consideration.  For purposes of this Section 2(f), the consideration received by the Company in connection with the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A)           Cash and Property.  Such consideration shall:

(1)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)           insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined by the Board of Directors in good faith; and

(3)           in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both cash and property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined by the Board of Directors in good faith.

(B)           Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2(f)(iii) relating to Options and Convertible Securities shall be determined by dividing:

(1)           the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(g)           Adjustment of Exercise Price Upon Business Combination.  In the event the Company at any time after the Original Issue Date while this Warrant remains outstanding and unexpired in whole or in part shall acquire ownership of another entity or a significant amount of assets from another person or entity by way of an asset purchase agreement, merger (pursuant to which the Company is the surviving entity and the Common Stock is not converted or exchanged), business combination or share exchange pursuant to which shares of Common Stock, Options and/or Convertible Securities are issued or granted by the Company as partial or sole consideration to the counterparty or counterparties in such transaction or series of transactions (a “Company Combination”), then and in such event, the Exercise Price shall be reduced, to the Fair Market Value of the Common Stock on the date thirty (30) days after the closing of the Company Combination (the “Company Combination Price”), provided that no adjustment in the Exercise Price shall be made if such Company Combination Price is greater than the Exercise Price in effect on the date such Company Combination Price is determined.

(h)           Other Events.  If any event occurs that would adversely affect the Registered Holder’s rights but not expressly provided for by this Section 2 (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and number of Warrant Shares subject to this Warrant so as to protect the Registered Holder’s rights; provided, however, that no such adjustment will increase the Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Section 2.

(i)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Exercise Price) and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of the Registered Holder, promptly furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Exercise Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Registered Holder.

3.           Fractional Shares.  The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the fair market value (“Fair Market Value”) per share of Common Stock, such Fair Market Value to be determined as follows:

(a)           If traded on a market or exchange, the Fair Market Value shall be deemed to be the average of the closing prices of the securities on such market or exchange, or, if there has been no sales on any such market or exchange on any day, the average of the highest bid and lowest asked prices on such exchange or quotation system as of 4:00 p.m., New York time, or, if on any day such security is not traded on a market or exchange, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the OTC Market Group, Inc. or any similar successor organization, in each such case averaged over a period of thirty (30) days consisting of the business day as of which Fair Market Value is being determined and the twenty-nine (29) consecutive business days prior to such day; or

(b)           If at any time such security is not listed on any securities market or exchange or quoted in the over-the-counter market, the Fair Market Value shall be the fair value thereof, as determined jointly by the Board of Directors and the Registered Holders of the Warrants then remaining outstanding and unexpired.  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company’s Board of Directors and the Registered Holders of the Warrants then remaining outstanding and unexpired.  The determination of the appraiser shall be final and binding upon the parties and the Company shall pay the fees and expenses of such appraiser.

4.           No Impairment.  The Company will not, by amendment of its charter or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Common Stock obtainable upon the exercise of this Warrant and (b) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

5.           Notices of Record Date, etc.  In the event:

(a)           the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)           of any Organic Change; or

(c)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holders at least twenty (20) days prior to the record date specified therein (or such shorter period approved by a majority of the holders) and at least twenty (20) days prior to the effective date of such event specified in clause (b) or (c) hereof a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Organic Change, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such Organic Change, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Nothing herein shall prohibit the Registered Holder from exercising this Warrant during the twenty (20) day period commencing on the date of such notice.

6.           Reservation of Stock.  The Company covenants that for the duration of the Exercise Period, the Company will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the exercise of this Warrant and free of preemptive rights, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.  The Company further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued is insufficient to permit the exercise of this Warrant.

7.           Issuance Upon Exercise.  All shares of Common Stock issuable upon exercise of this Warrant will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).  The Company shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

8.           Exchange of Warrants.  Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

9.           Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of a Registered Holder shall be satisfactory) of the ownership and loss, theft, destruction or mutilation of any certificate evidencing this Warrant and in the case of loss, theft or destruction, upon delivery of an unsecured indemnity agreement of the Registered Holder in form reasonably satisfactory to the Company, or in the case of mutilation, upon surrender and cancellation of such certificate, the Company shall, at its expense, execute and deliver in lieu of such certificate, a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

10.           Transfers, etc.

(a)           The Company shall maintain a register at its principal executive office containing the name and address of the Registered Holder of this Warrant.  The Registered Holder may change its or his address as shown on the warrant register by written notice to the Company requesting such change.

(b)           This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal executive office of the Company.

(c)           Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

(d)           The Company shall not close its books against the transfer of this Warrant or any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.  The Company shall from time to time take all such action as may be necessary to ensure that the par value per share of the unissued Common Stock acquirable upon exercisable of this Warrant is at all times equal to or less than the Exercise Price then in effect.

11.           Mailing of Notices, etc.  Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of:  (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five (5) days after mailing via certified mail, return receipt requested.  All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

If to the Registered Holder:

[Insert Address]
Phone: _____________________________
Fax:_____________________________
Attn:_____________________________

With a copy to (which does not constitute notice):

[Insert name of Registered Holder’s law firm]
[Insert Address]
Phone:______________________________
Fax:________________________________
Attn:_______________________________

If to the Company:

Lucas Energy, Inc.
3550 Timmons Lane, Suite 1550
Houston, Texas  77027
Phone: (713) 528-1881
Fax: (713) 337-1510
Attn: Anthony C. Schnur

With a copy to (which does not constitute notice):

The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Phone: (713) 524-4110
Fax: (713) 524-4122
Attn: David M. Loev

Any party hereto (and such party’s permitted assigns) may change such party’s address for receipt of future notices hereunder by giving written notice to the Company and the other parties hereto.

12.           No Rights or Liabilities as Stockholder.  Subject to the provisions of Sections 2 and 5 hereof, until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions or to receive notice of, or attend meetings of stockholders or any other proceedings of the Company. Notwithstanding the foregoing, in the event (a) the Company effects a split of the Common Stock by means of a stock dividend and the Exercise Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (b) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

13.           Amendment or Waiver.  Any term of this Warrant may be amended or waived upon the written consent of the Company holders of the Company Warrants; provided that any such amendment or waiver must apply to all Company Warrants then outstanding; and provided further that the number of Warrant Shares subject to this Warrant, the Exercise Price of this

Warrant, and the number of shares or class of stock obtainable upon exercise of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the holder of this Warrant (it being agreed that an amendment to or waiver under any of the provisions of Section 2 of this Warrant shall not be considered an amendment of the number of Warrant Shares or the Exercise Price).  The Company shall promptly give notice to all holders of the Company Warrants of any amendments effected in accordance with this Section 13.  No special consideration may be given to any holder as inducement to waive or amend this Warrant unless such consideration is given equally and ratably to all holders.

14.           Successors and Assigns.  This Warrant shall be binding upon and inure to the benefit of the Registered Holder and its assigns, and shall be binding upon any entity succeeding to the Company by consolidation, merger or acquisition of all or substantially all of the Company’s assets.  The Company may not assign this Warrant or any rights or obligations hereunder without the prior written consent of the Registered Holder.  The Registered Holder may assign this Warrant without the Company’s prior written consent, subject to Section 10 of this Warrant.

15.           Remedies.  In the event of a breach by the Company of any of their obligations under this Warrant, the Registered Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of its breach of any of the provisions of this Warrant and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

16.           Section Headings.  The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

17.           Counterparts.  This Warrant may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

18.           Severability.  The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Warrant, as applied to any party or to any circumstance, is adjudged by a court, governmental body, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties agree that the court, governmental body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

19.           Titles and Subtitles. The article and section headings contained in this Warrant are inserted for convenience only and will not affect in any way the meaning or interpretation of this Warrant.

20.           Third Parties. Nothing in this Warrant, express or implied, is intended to confer upon any person other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Warrant.

21.           Governing Law. This Warrant and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

[___________________________]
Name:
Title:

[Corporate Seal]

ATTEST:

_________________________

EXHIBIT A

PURCHASE FORM

To: _________________	Dated: ____________

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby irrevocably elects to purchase _____ shares of the Common Stock covered by such Warrant.

The undersigned herewith makes payment of the full exercise price for such shares at the price per share provided for in such Warrant, which is $________ in lawful money of the United States.

[_____________________________________]

______________________________________ Name: Title:

Address: _______________________________
_______________________________

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:_____________________

[_____________________________________]

______________________________________ Name: Title:

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.